Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of American Energy Production, Inc. on Form S-8, No. 333-153799, of our report dated May 14, 2010 on the consolidated financial statements of American Energy Production, Inc., as of December 31, 2009 and 2008 and for each of the two years then ended appearing in the annual report on Form 10-K of American Energy Production, Inc for the years ended December 31, 2009 and 2008.

/s/ SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 14, 2010